Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 for the registration of securities under the Dominion Salaried Savings Plan and Dominion Hourly Savings Plan of our reports dated February 24, 2009, relating to the consolidated financial statements of Dominion Resources, Inc. (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and the effectiveness of Dominion Resources, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
December 17, 2009